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                                                                EXHIBIT 10(f)(1)

                       ROCKWELL INTERNATIONAL CORPORATION
                          INCENTIVE COMPENSATION PLAN


1.       PURPOSES.

                  The purposes of the Incentive Compensation Plan (the "Plan") are to provide a reward and an incentive to employees of the Corporation in managerial, staff or technical capacities who have contributed and, in the future, are likely to contribute to the success of the Corporation and to enhance the Corporation's ability to attract and retain outstanding employees to serve in such capacities.

2.       DEFINITIONS.

                  For the purpose of the Plan, the following terms shall have the meanings shown:

                  (a) Applicable Net Earnings. For any fiscal year, the net income before provision for domestic and foreign taxes based on income of Rockwell and its consolidated subsidiaries, determined in accordance with generally accepted accounting principles. Amounts charged or credited to the Incentive Fund shall not be included in determining applicable net earnings.

                  (b) Board of Directors.  The Board of Directors of Rockwell.

                  (c) Committee. The Compensation and Management Development Committee of Rockwell or such other Incentive Compensation Committee as may be designated by the Board of Directors, consisting of three or more members of the Board of Directors who are not eligible to participate in the Plan.

                  (d) Corporation. (i) Rockwell; (ii) Rockwell Automation, Rockwell Automotive, Rockwell Collins and Rockwell Semiconductor Systems, in each case for so long as it remains a direct or indirect subsidiary of Rockwell; and (iii) such of Rockwell's other subsidiaries and affiliates as may be designated by the Board of Directors.



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                  (e) Employees. Persons in the salaried employ of the
         Corporation (including those on authorized leave of absence) during some part of the fiscal year for which an award is made. Unless he or she is also an employee of the Corporation, no member of the Board of Directors shall be eligible to participate in the Plan.

                  (f) Incentive Fund or Fund. A Fund maintained by Rockwell to which there shall be credited for each fiscal year an amount, as determined by the Committee, which shall not exceed either the aggregate amount declared by Rockwell in such year as dividends upon its common and preferred stock or the aggregate amount calculated by adding 2% of the first $100 million of the Applicable Net Earnings for such fiscal year, 3% of the next $50 million of such Earnings, 4% of the next $25 million of such Earnings, and 5% of the balance of such Earnings. The Fund shall be debited with the amounts of awards made under the Plan and under the Senior Executive Plan for any fiscal year, and credited with the amount of any such award which lapses or is forfeited. The Fund shall be a single continuing fund, which may (but need not) be maintained and treated for accounting purposes as a separate fund. At any time and from time to time, the Board of Directors may direct the transfer to the general funds of Rockwell of all or any part of unawarded balances in the Fund.

                  (g) Rockwell. Rockwell International Corporation.

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                  (h)      Rockwell Automation.  Allen-Bradley Company, Inc.,
         and its majority owned subsidiaries, including but not limited to Reliance Electric Company.

                  (i) Rockwell Automotive. Rockwell Heavy Vehicle Systems, Inc., Rockwell Light Vehicle Systems, Inc. and their respective majority-owned subsidiaries.

                  (j) Rockwell Collins. Rockwell Collins, Inc. and its majority-owned subsidiaries.

                  (k) Rockwell Semiconductor Systems. Rockwell Semiconductor Systems, Inc. and its majority-owned subsidiaries.

                  (l) Senior Executive Plan. Rockwell's Annual Executive Compensation Plan for Senior Executive Officers.

                  (m)      Stock. Common stock of Rockwell.

3.       DETERMINATION OF APPLICABLE NET EARNINGS AND INCENTIVE FUND.

                  (a) After the end of each fiscal year, the independent certified public accountants who audit Rockwell's accounts shall compute the amount of the Incentive Fund at the end of such fiscal year and shall compute the applicable net earnings and the maximum amount thereof which may be credited to the Incentive Fund for such fiscal year. Such computations shall be reported to the Board of Directors and the Committee.

                  (b) After such computations and reports have been made, the Committee shall determine the amounts, if any, of Applicable Net Earnings to be credited to and awarded from the Incentive Fund for any fiscal year.

4.       AWARDS.

                  (a) Subject to the provisions of paragraph 4(b), awards from the Incentive Fund for each fiscal year shall be made upon the recommendation of Rockwell's Chief Executive Officer but solely within the discretion of the Committee as to (i) the extent to which awards, if any, shall be made; (ii) the employees to whom any such awards shall be made; (iii) the amount of any award; and (iv) the form, terms and conditions of awards. The Committee may


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         determine, among other things, whether and to what extent awards shall be paid in installments and in cash or in stock or partly in cash and partly in stock.

                  (b) The Committee may at any time during any fiscal year establish annual incentive plans applicable to one or more business components of the Corporation setting forth the basis (which may but need not be a formula related to business component performance criteria or base salaries of Employees eligible for participation therein) on which awards would be made out of the Incentive Fund for that fiscal year to Employees of the designated business component or components. Without limiting the generality of the foregoing, awards to be made out of the Incentive Fund for the fiscal year ending September 30, 1997 to Employees of Rockwell Automation shall be made in accordance with the 1997 Rockwell Automation Management Incentive Plan.


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                  (c) Of that portion of the Incentive Fund awarded for any
         fiscal year, not more than 10% shall be awarded under the Plan and the Senior Executive Plan to any one employee nor more than 50% to the ten employees receiving the highest awards.

                  (d) The Corporation shall promptly notify each person to whom an award has been made and pay the award in accordance with the determinations of the Committee.

                  (e) A cash award may be made with respect to an employee who has died. Any such award shall be paid to the legal representative or representatives of the estate of such employee.

                  (f) No unpaid installment of any award shall bear interest.

                  (g) No employee who is eligible for an award under the Senior Executive Plan for any fiscal year of the Corporation shall be eligible for an award under this Plan for that fiscal year.

         5.       AWARDS IN STOCK.

                  (a) Rockwell shall make available, as required, stock to meet the needs of the Plan. The total number of shares of stock which may be awarded under the Plan shall not exceed 1,000,000, except as provided in paragraph (b) below. Such shares may consist in whole or in part of unissued or reacquired shares. Stock subject to an award which lapses or is forfeited, for any reason, shall be available for further awards under the Plan.

                  (b) If any change shall occur in or affect stock subject to or awarded under the Plan on account of a merger, consolidation, stock dividend, split-up, reclassification, recapitalization or distribution to common shareowners (other than cash dividends), the Board of Directors may make such adjustments in the total number of shares subject to or awarded under the Plan as may be reasonably appropriate in the circumstances.

                  (c) When an award is paid wholly or partly in stock, the Incentive Fund shall be charged for each share of stock issued by an amount equal to the closing price of the stock on the New York Stock Exchange on the last trading date before the date on which the Committee makes the award. Until issuance of the shares of stock, the employee shall not have any of the rights or privileges of a shareowner.


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6.       FINALITY OF DETERMINATIONS.

                  The Committee shall have the power to administer and interpret the Plan. All determinations, interpretations and actions of the Committee and all actions of the Board of Directors under or in connection with the Plan shall be final, conclusive and binding upon all concerned.

7.       AMENDMENT OF THE PLAN.

                  The Board of Directors shall have the power, in its sole discretion, to amend, suspend or terminate the Plan at any time, except that:

                  (a) No such action shall adversely affect rights under an award already made, without the consent of the person affected; and

                  (b) Without approval of the shareowners of Rockwell, the Board of Directors shall not increase the total number of shares of stock subject to the Plan (except as provided in paragraph 5(b)) or so modify the method of determining the Incentive Fund as to increase materially the maximum amount that may be credited to it.

8.       MISCELLANEOUS.

                  (a) A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of a quorum at a meeting, or by a writing or writings signed by a majority of the members of the Committee.

                  (b) The Corporation shall bear all expenses and costs in connection with the operation of the Plan, including costs related to the purchase or issue of shares of stock and any losses that may result if reacquired stock decreases in value before the fund is debited with the amount thereof, and no part thereof shall be charged against the Fund.

                  (c) The Corporation, the Board of Directors, the Committee and the officers of the Corporation shall be fully protected in relying in good faith on the computations and reports made pursuant to or in connection with the Plan by the independent certified public accountants who audit Rockwell's accounts.



As amended effective July 1, 1997.


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